Exhibit 5.1

[LATHAM & WATKINS LLP LETTERHEAD]

July 7, 2004

Design Within Reach, Inc.

225 Bush Street, 20th Floor

San Francisco, CA 94104

Re:	Form S-8 Registration Statement
3,615,193 Shares of Common Stock

Ladies and Gentlemen:

In connection with the registration by Design Within Reach, Inc., a Delaware corporation (the “Company”), of an aggregate of 3,615,193 shares of common stock of the Company, par value $0.001 per share (the “Shares”), issuable pursuant to the Design Within Reach, Inc. 2004 Equity Incentive Award Plan (the “2004 Plan”), the Design Within Reach, Inc. 1999 Stock Plan (the “1999 Plan”) and the Design Within Reach, Inc. Employee Stock Purchase Plan (the “ESPP,” and together with the 2004 Plan and the 1999 Plan, the “Plans”), under the Securities Act of 1933, as amended, on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 7, 2004 (as amended from time to time, the “Registration Statement”), you have requested our opinion with respect to the matters set forth below.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized by all necessary corporate action of the Company, and, upon the issuance of and payment for the Shares in accordance with the terms set forth in the Plans, the Shares will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ LATHAM & WATKINS LLP